EXHIBIT 99.1

Community Partners Bancorp Reports Solid Second Quarter 2012 Results

  Net income to common shareholders increases 10.8% year-over-year
  Non-performing assets decrease 27.9% from prior quarter
  Loans increase $18.9 million, or 3.6%, from year-end 2011
  Core checking deposits increase $18.2 million, or 12.3%, from year-end 2011
  Net interest margin remains strong at 4.08%

MIDDLETOWN, N.J., July 23, 2012 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter ended June 30, 2012.

For the quarter ended June 30, 2012, the Company reported net income available to common shareholders of $1.0 million, or $0.13 per diluted share, compared to $935,000, or $0.12 per diluted share, for the same period in 2011, an increase of $101,000, or 10.8%. On a linked quarter basis, second quarter 2012 net income available to common shareholders increased $18,000, or 1.8%, from first quarter 2012 results. For the six months ended June 30, 2012, the Company reported net income available to common shareholders of $2.1 million, or $0.25 per diluted share, an increase of $339,000, or 19.8%, over the $1.7 million, or $0.21 per diluted share, reported for the same period in 2011. All share and per share data for all referenced reporting periods have been adjusted for the 3% stock dividend paid on December 30, 2011 to shareholders of record as of December 13, 2011.

William D. Moss, the Company's President and Chief Executive Officer, stated, "In the face of this protracted economic slowdown, we are again pleased with the Company's second quarter financial results announced today, which marks another quarter of positive performance in both our earnings and the strength of our balance sheet. We achieved strong quarterly growth in both loans and core checking deposits through our focus on relationship banking of new and existing customers. Additionally, our credit quality metrics improved significantly as we liquidated five other real estate owned ("OREO") properties totaling $3.7 million resulting in a pre-tax loss of $102,000."

The Company maintained capital ratios in the second quarter of 2012 that continue to be in excess of regulatory standards for well-capitalized institutions. At June 30, 2012, the Company's Tier 1 capital to average assets ratio was 10.49%, Tier 1 capital to risk-weighted assets ratio was 11.93% and total capital to risk-weighted assets ratio was 13.15%.

Results for the quarter ended June 30, 2012 include:

  a loan loss provision of $270,000, which was an $80,000 decrease from the first quarter 2012 provision and $330,000 less than the second quarter 2011 provision. During the quarter ended June 30, 2012, a $60,000 charge-off was taken against the allowance for loan losses in connection with one credit, which had been previously fully reserved;

  a $258,000 increase in OREO expenses, OREO impairment and loan workout expenses compared to related expenses incurred during the first quarter of 2012, primarily due to an additional write-down of $270,000 on one existing OREO property and a net loss of $102,000 resulting from the sale of five OREO properties totaling $3.7 million; and

  a $187,000 gain on SBA loan sales.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2012 totaled $6.5 million, a decrease of $43,000, or 0.7%, from the same period in 2011. Average interest-earning assets for the second quarter 2012 were $635.7 million, an increase of $19.3 million, or 3.1%, primarily due to increases in the loan and investment portfolios. Our quarterly yield on interest-earning assets declined by 29 basis points from the same period in 2011, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. Our quarterly cost of interest-bearing liabilities declined by 16 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, which increased $18.6 million, or 13.0%. On a linked quarter basis, net interest income decreased by $54,000, or 0.8%, from the first quarter of 2012. Net interest income for the six months ended June 30, 2012 totaled $13.0 million, an increase of $130,000, or 1.0%, over the same period in 2011.

The Company reported a net interest margin of 4.08% for the quarter ended June 30, 2012, representing a decrease of 11 basis points when compared to the 4.19% net interest margin for the quarter ended March 31, 2012 and a decrease of 15 basis points when compared to the 4.23% net interest margin for the comparable three months ended 2011. The decline in both periods was primarily due to the lower market interest rate environment, $61,000 of interest reversals on loans transferred into non-accrual and troubled debt restructured status, as well as the timing of our loan closings, which occurred late in the quarter and thus, not sufficient to offset the high cash liquidity position.

Non-Interest Income

Non-interest income for the quarter ended June 30, 2012 totaled $760,000, an increase of $197,000, or 35.0%, compared to the same period in 2011. On a linked quarter basis, non-interest income increased by $192,000, or 33.8%, from the first quarter of 2012. The increase when compared to both periods was primarily due to the increase in fees generated by our residential mortgage department, higher bank-owned life insurance income resulting from increased purchases of such investments during the fourth quarter of 2011, gain on the sale of SBA loans and an increase in service fees on deposit accounts. These increases were partially offset by a $48,000 credit loss recorded on a pooled trust preferred security during the second quarter 2012. For the six months ended June 30, 2012, non-interest income increased $324,000, or 32.3%, from the same period in 2011. The increase was due primarily to the same items discussed above.

Non-Interest Expense

Non-interest expense for the quarter ended June 30, 2012 totaled $5.1 million, an increase of $316,000, or 6.7%, compared to the same period in 2011. This increase was primarily the result of the previously mentioned $270,000 write-down on an existing OREO property as well as higher OREO expenses due to the net loss on the sales of OREO properties of $102,000 in 2012 as compared to a net gain of $305,000 during the same period in 2011. These increases were partially offset by lower FDIC insurance expense, occupancy and equipment expense, and professional fees. On a linked quarter basis, non-interest expense increased $161,000, or 3.3%, from the $4.9 million reported for the first quarter of 2012. This increase was primarily due to an increase in OREO recorded losses, OREO impairment and loan workout expenses partially offset by decreases in occupancy and equipment expenses, professional fees and FDIC insurance expense. Non-interest expense for the six months ended June 30, 2012 totaled $10.0 million, an increase of $427,000, or 4.5%, over the same period in 2011, due primarily to the year over year items discussed above.

Balance Sheet Activity

Total assets as of June 30, 2012 were $697.8 million, an increase of 3.4%, compared to $674.6 million as of December 31, 2011. Total loans as of June 30, 2012 were $549.0 million, an increase of 3.6%, compared to $530.1 million reported at December 31, 2011. Total deposits as of June 30, 2012 were $571.9 million, an increase of 3.2%, compared with $553.9 million as of December 31, 2011. Core checking deposits at June 30, 2012 increased $18.2 million, or 12.3%, when compared to year-end 2011, while savings accounts, inclusive of money market deposits, increased 2.5%. Conversely, higher cost time deposits decreased 6.5% over this same period.

Asset Quality

The Company's non-performing assets at June 30, 2012 decreased to $8.9 million as compared to $12.3 million at March 31, 2012 and $13.0 million at December 31, 2011. Non-accrual loans were $5.2 million at June 30, 2012 compared to $4.5 million at March 31, 2012 and $5.2 million at December 31, 2011. OREO properties decreased to $3.6 million as of June 30, 2012 as compared to $7.3 million at March 31, 2012 and $7.8 million at December 31, 2011. The decrease in the OREO balance of $3.7 million during the quarter was due to the sale of five properties totaling $3.7 million.

The Company's non-performing assets at June 30, 2012, as a percentage of total assets, were 1.27%, down from the 1.79% at March 31, 2012 and 1.93% reported at December 31, 2011. Troubled Debt Restructured loan balances were $9.7 million at June 30, 2012 as compared to $9.8 million at March 31, 2012 and $7.6 million reported at December 31, 2011.

The Company's allowance for loan losses was $7.3 million at both June 30, 2012 and December 31, 2011. Loss allowance as a percentage of total loans at June 30, 2012 was 1.32% compared to 1.31% at March 31, 2012 and 1.38% at December 31, 2011. During the quarter ended June 30, 2012, $60,000 of charge-offs were taken in connection with one credit for which the full amount of the charge-off had previously been reserved.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties and also operates two regional lending offices in New Brunswick and Summit, New Jersey. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
	June 30,	December 31,	June 30,
Selected Period End Balances:	2012	2011	2011
Total Assets	$ 697,790	$ 674,554	$ 676,843
Investment Securities and Restricted Stock	68,274	62,797	51,152
Total Loans	548,956	530,130	520,418
Allowance for Loan Losses	(7,258)	(7,310)	(6,802)
Goodwill and Other Intangible Assets	18,454	18,540	18,635
Total Deposits	571,900	553,912	560,952
Repurchase Agreements	18,933	16,218	16,373
Long-term Debt	13,500	13,500	13,500
Shareholders' Equity	89,465	87,134	82,462

	June 30,	March 31,	December 31,	June 30,
Asset Quality Data:	2012	2012	2011	2011
Nonaccrual loans	$ 5,216	$ 4,517	$ 5,240	$ 5,997
Loans past due over 90 days and still accruing	49	482	--	--
OREO property	3,593	7,281	7,765	7,631
Total Non-Performing Assets	8,858	12,280	13,005	13,628

Troubled Debt Restructured Loans	9,737	9,781	7,579	7,887

Non-Performing Loans to Total Loans	0.96%	0.93%	0.99%	1.15%
Allowance as a % of Loans	1.32%	1.31%	1.38%	1.31%
Non-Performing Assets to Total Assets	1.27%	1.79%	1.93%	2.01%

	June 30, 2012			December 31, 2011
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted	Average Assets	Risk Weighted	Risk Weighted
Capital Ratios:	Ratio	Assets Ratio	Assets Ratio	Ratio	Assets Ratio	Assets Ratio
Community Partners Bancorp	10.49%	11.93%	13.15%	10.39%	12.01%	13.26%
Two River Community Bank	10.49%	11.93%	13.16%	10.38%	12.00%	13.25%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Consolidated Earnings Data:	2012	2012	2011	2012	2011
Total Interest Income	$ 7,609	$ 7,728	$ 7,843	$ 15,337	$ 15,488
Total Interest Expense	1,157	1,222	1,348	2,379	2,660
Net Interest Income	6,452	6,506	6,495	12,958	12,828
Provision for Loan Losses	270	350	600	620	1,125
Net Interest Income after Provision for Loan Losses	6,182	6,156	5,895	12,338	11,703

Net other-than-temporary impairment charges to earnings	(48)	--	--	(48)	--
Other Non-Interest Income	808	568	563	1,376	1,004
Total Non-Interest Income	760	568	563	1,328	1,004

FDIC Insurance Expense	131	141	163	272	390
Other Non-Interest Expenses	4,932	4,761	4,584	9,693	9,148
Total Non-Interest Expenses	5,063	4,902	4,747	9,965	9,538

Income before Income Taxes	1,879	1,822	1,711	3,701	3,169
Income Tax Expense	693	667	633	1,360	1,168
Net Income	1,186	1,155	1,078	2,341	2,001

Preferred Stock Dividend & Discount Accretion	150	137	143	287	286

Net Income available to common shareholders	$ 1,036	$ 1,018	$ 935	$ 2,054	$ 1,715

Per Common Share Data:
Basic Earnings	$ 0.13	$ 0.13	$ 0.12	$ 0.26	$ 0.22
Diluted Earnings	$ 0.13	$ 0.13	$ 0.12	$ 0.25	$ 0.21
Book Value	$ 9.73	$ 9.63	$ 9.35	$ 9.73	$ 9.35
Tangible Book Value (1)	$ 7.41	$ 7.19	$ 6.98	$ 7.41	$ 6.98
Average Common Shares Outstanding (in thousands):
Basic	7,960	7,956	7,882	7,950	7,859
Diluted	8,143	8,111	8,038	8,119	8,021

Other Selected Ratios:
Return on Average Assets	0.69%	0.68%	0.65%	0.68%	0.61%
Return on Average Tangible Assets (1)	0.70%	0.70%	0.66%	0.70%	0.63%
Return on Average Equity	5.33%	5.26%	5.26%	5.29%	4.92%
Return on Average Tangible Equity (1)	6.72%	6.67%	6.81%	6.69%	6.39%
Net Interest Margin	4.08%	4.19%	4.23%	4.14%	4.28%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "tangible book value per share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

				As of and for the
	As of and for the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Book value per common share	$ 9.73	$ 9.63	$ 9.35	$ 9.73	$ 9.35
Effect of intangible assets	(2.32)	(2.44)	(2.37)	(2.32)	(2.37)
Tangible book value per common share	$ 7.41	$ 7.19	$ 6.98	$ 7.41	$ 6.98

Return on average assets	0.69%	0.68%	0.65%	0.68%	0.61%
Effect of intangible assets	0.01%	0.02%	0.01%	0.02%	0.02%
Return on average tangible assets	0.70%	0.70%	0.66%	0.70%	0.63%

Return on average equity	5.33%	5.26%	5.26%	5.29%	4.92%
Effect of average intangible assets	1.39%	1.41%	1.55%	1.40%	1.47%
Return on average tangible equity	6.72%	6.67%	6.81%	6.69%	6.39%
CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-706-9009 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com